EXHIBIT 5.15

[Letterhead of Freshfields]

To: the parties set out in Schedule 5 (Addressees)

19 December 2012

Dear Sirs

Closure Systems International (Hong Kong) Limited (CSI HK) and SIG Combibloc Limited (SIG Combibloc and, together with CSI HK, the Companies and each a Company)

Introduction

1. We have acted as Hong Kong law advisers to Reynolds Group Holdings Limited and the Companies in relation to the Companies entering into the first supplemental indenture (the Supplemental Indenture) to the 5.750% Senior Secured Notes due 2020 Indenture dated 28 September 2012 (the Indenture and, together with the Supplemental Indenture, the Documents and entry into the Documents by the Companies is referred to herein as the Transaction) among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A., certain additional senior secured note guarantors listed thereto including, Closure Systems International (Hong Kong) Limited and SIG Combibloc Limited, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent.

We have been asked to provide an opinion in relation to an F-4 registration statement to be filed with the United States Securities and Exchange Commission (the Filing) by a certain company in the same corporate group as the Companies.

Documents Reviewed

2. In giving this opinion, we have examined a copy of the Supplemental Indenture and a copy of the Indenture and such other documents (including the Officer’s Certificates listed in Schedule 3), corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, and we have relied upon the statements as to factual matters contained in or made pursuant to the Documents.

3. We have not made any searches or enquiries for the purposes of giving this opinion other than those specified in Schedule 4 hereto.

Nature of Opinion, and Observations

4.	(a) This opinion is confined to matters of the laws (including case law) of the Hong Kong Special Administrative Region of the People’s Republic of China

(Hong Kong or the HKSAR) as at the date of this opinion, and is governed by and shall be construed in accordance with Hong Kong law. We express no opinion with regard to any system of law other than the laws of Hong Kong as currently applied by the Hong Kong courts.

(b)	By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

(c)	We should also like to make the following observations:

(i)	Factual Statements: we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in the Documents or any related documents are accurate, complete or reasonable;

(ii)	Enforceability: we express no opinion on whether the obligations of any Company under the Documents are enforceable against it in the Hong Kong courts or otherwise; and

(iii)	Basic Law: on 1 July 1997, Hong Kong became the Hong Kong Special Administrative Region of the People’s Republic of China. On 4 April 1990, the National People’s Congress of the People’s Republic of China (the NPC) adopted the Basic Law of the HKSAR (the Basic Law). Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30 June 1997 (that is, the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force at 30 June 1997 are to be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the Standing Committee) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law.

On 23 February 1997, the Standing Committee adopted a decision (the Decision) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision (as defined above), the Standing Committee decided that the “laws previously in force in Hong Kong, which include the common law, the rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the Hong Kong Special Administrative Region”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Chapter 88 of the Laws of

Hong Kong) (the English Law Ordinance). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, was to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of the HKSAR which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. The judgement of the Court of Appeal of the High Court in HKSAR v Ma Wai Kwan David and Others, Res No. 1 of 1997 supports this assumption that the common law and rules of equity of England which applied to Hong Kong on 30 June 1997 continue to apply to the HKSAR.

Opinion

5. On the basis stated in paragraphs 2 - 4 above and subject to the assumptions in Schedule 1 (Assumptions) and the qualifications in Schedule 2 (Qualifications) and any matters not disclosed to us, and having regard to such considerations of Hong Kong law in force as at the date of this opinion as we consider relevant, we are of the opinion that:

(a)	Corporate Existence: each Company has been duly incorporated with limited liability and registered as a private company limited by shares in Hong Kong. In addition, we note that:

(i)	the Company Searches as defined in Schedule 4 hereto revealed no orders or resolutions for the winding up of any Company and no notice of appointment in respect of any Company of a liquidator, receiver or receiver and manager; and

(ii)	the Official Receiver Searches as defined in Schedule 4 hereto revealed that no petitions for the winding up of any Company have been presented;

(b)	Corporate Power: each Company had, as at the date of execution thereof, the requisite corporate capacity to enter into the Documents and to perform its obligations thereunder;

(c)	Corporate Authorisation: the execution and delivery of the Documents were, as at such date, duly authorised by all necessary corporate action on the part of each Company; and

(d)	Due Execution: the Indenture was duly executed by each Company, which execution did not result in any violation by such Company of any term of its Memorandum and Articles of Association.

Benefit of Opinion, Reliance and Consent

6.	(a) This opinion is addressed to you in relation to the Transaction and the Filing.

(b)	As set out in paragraph (a), we understand that you will rely as to matters of Hong Kong law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (Debevoise) will rely as to matters of Hong Kong law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Companies. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Hong Kong law, as applicable, upon this opinion.

(c)	We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer

SCHEDULE 1

ASSUMPTIONS

In considering the Documents and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Officer’s Certificates: that each of the statements contained in each of the Officer’s Certificates listed in Schedule 3 was true and accurate as at the date of execution of the Indenture and remains true and accurate as at the date hereof;

(d)	Powers of Attorney: that each Power of Attorney specified in Schedule 6 was in full force and effect as at the date of the Indenture and remains in full force and effect as at the date hereof;

(e)	No Escrow: that the Indenture has been delivered by the parties thereto and is not subject to any escrow or other similar arrangement;

(f)	Bad Faith: that there has been no bad faith, or intention to use fraud, undue influence, coercion or duress on the part of any party to the Documents, or their respective directors, employees or agents;

(g)	Filings under Other Laws: that all consents, approvals, notices, filings, publications, recordations, notarisations and registrations which are necessary under any applicable laws or regulations (other than, to the extent applicable and relevant, the laws of Hong Kong) in order to permit the execution, delivery or performance of the Documents or to protect or preserve any of the interests created by the Documents have been or will be given, made, obtained or observed within the period permitted by such laws or regulations;

(h)	Searches: that the information revealed by each Search: (i) was accurate in all respects and has not since the time of such Search been altered or added to; and (ii) was complete, and included all relevant information which had been properly submitted for registration of filing on the relevant public files or records;

(i)

Financial Assistance: that the execution and performance of the Documents by the Companies were not, are not or will not (as applicable) be in contravention of Section 47A (Prohibition of Financial Assistance) of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (or any

successor provision); broadly Section 47A would be breached if any of the monies borrowed pursuant to the Documents were used to finance (or to refinance any indebtedness used to finance) any acquisition of shares in the Companies or any of its Hong Kong incorporated holding companies; and

(j)	Secondary Legislation: that all secondary legislation relevant to this opinion is (or was at the relevant time) valid, effective and enacted within the scope of the powers of the relevant rule-making authorities.

SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Company Searches: the Company Searches are not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	a receiver, receiver and manager, or liquidator has been appointed; or

(iii)	amendments have been made to the memorandum and articles of association of a company,

since notice of these matters may not be filed with the Companies Registry of Hong Kong immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, the Company Searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented;

(b)	Official Receiver Searches: the Official Receiver Searches relate only to a compulsory winding-up and are not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Official Receiver’s Office or the High Court of Hong Kong (as appropriate) immediately;

(c)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditor’s rights and remedies from time to time; and

(d)	Directors’ Fiduciary Duties: an agreement may be voidable if a director was in breach of his or her fiduciary duties in authorising the execution thereof.

SCHEDULE 3

OFFICER’S CERTIFICATES

(a)	a copy of a certificate of a director of CSI HK dated 7 November 2012 (the CSI HK Officer’s Certificate) attaching certified copies of:

(i)	the Certificate of Incorporation and Certificate of Incorporation on Change of Name of CSI HK;

(ii)	the Memorandum and Articles of Association of CSI HK;

(iii)	the written resolutions of all the directors of CSI HK dated 10 October 2012; and

(iv)	the written shareholder’s resolutions of CSI HK dated 12 October 2012,

and certifying as to various corporate matters;

(b)	a copy of a certificate of a director of SIG Combibloc dated 7 November 2012 (the SIG Combibloc Officer’s Certificate and, together with the CSI HK Officer’s Certificate, the Officer’s Certificates) attaching certified copies of:

(i)	the Certificate of Incorporation of SIG Combibloc;

(ii)	the Memorandum and Articles of Association of SIG Combibloc;

(iii)	the written resolutions of all the directors of SIG Combibloc dated 19 October 2012; and

(iv)	the written shareholder’s resolutions of SIG Combibloc dated 2 November 2012,

and certifying as to various corporate matters.

SCHEDULE 4

COMPANY SEARCHES AND OFFICIAL RECEIVER SEARCHES

(a)	the results of a search made on 19 December 2012 (carried out by us or on our behalf) in respect of all public documents of CSI HK maintained at the Companies Registry of Hong Kong (the CSI HK Company Search);

(b)	the results of a search made on 19 December 2012 (carried out by us or on our behalf) in respect of all public documents of SIG Combibloc maintained at the Companies Registry of Hong Kong (the SIG Combibloc Company Search and, together with the CSI HK Company Search, the Company Searches);

(c)	the results of a search made on 19 December 2012 (carried out by us or on our behalf) in respect of all public documents of CSI HK maintained at the Official Receiver’s Office in Hong Kong (the CSI HK Official Receiver Search); and

(d)	the results of a search made on 19 December 2012 (carried out by us or on our behalf) in respect of all public documents of SIG Combibloc maintained at the Official Receiver’s Office in Hong Kong (the SIG Combibloc Official Receiver Search and, together with the CSI HK Official Receiver Search, the Official Receiver Searches);

(the Company Searches and the Official Receiver Searches together, the Searches and each a Search).

SCHEDULE 5

ADDRESSEES

Reynolds Group Holdings Limited

Level Nine

148 Quay Street

Auckland 1140 New Zealand

Reynolds Group Issuer Inc.

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

Reynolds Group Issuer LLC

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

Reynolds Group Issuer (Luxembourg) S.A.

6C Rue Gabriel Lippmann,

L-5365 Munsbach, Grand Duchy of Luxembourg

SCHEDULE 6

POWERS OF ATTORNEY

(a)	A copy of the power of attorney made by CSI HK on 19 October 2012 appointing Graeme Richard Hart, Bryce McCheyne Murray, Helen Dorothy Golding, Allen Philip Hugli, Gregory Alan Cole, Mark Dunkley, Cindi Lefari, Philip John Presnell West, Thomas James Degnan, Robert Bailey, Stephen David Pardy, Prudence Louise Wyllie, Chiara Francesca Brophy, Karen Michelle Mower and Jennie Blizard, each as attorneys for CSI HK; and

(b)	a copy of the power of attorney made by SIG Combibloc on 20 October 2012 appointing Graeme Richard Hart, Bryce McCheyne Murray, Helen Dorothy Golding, Allen Philip Hugli, Gregory Alan Cole, Mark Dunkley, Cindi Lefari, Philip John Presnell West, Thomas James Degnan, Robert Bailey, Stephen David Pardy, Prudence Louise Wyllie, Chiara Francesca Brophy, Karen Michelle Mower and Jennie Blizard, each as attorneys for SIG Combibloc;

together, the Powers of Attorney and each a Power of Attorney.